UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
Current Report
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
May 6, 2008

PETROQUEST ENERGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	72-1440714
(State of Incorporation)	(I.R.S. Employer Identification No.)

400 E. Kaliste Saloom Rd., Suite 6000
Lafayette, Louisiana	70508
(Address of Principal Executive Offices)	(Zip Code)
Commission File Number: 001-32681
Registrant’s telephone number, including area code: (337) 232-7028
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	RESULTS OF OPERATIONS AND FINANCIAL CONDITION
On May 6, 2008, PetroQuest Energy, Inc. (the “Company”) announced net income available to common shareholders for the quarter ended March 31, 2008 of $14,161,000, or $0.28 per share, compared to first quarter 2007 net income available to common shareholders of $10,814,000, or $0.22 per share. Net cash flow provided by operating activities before working capital changes for the first quarter of 2008 was $56,959,000, as compared to $48,241,000 for the comparable 2007 period. Net cash flow provided by operating activities totaled $36,314,000 and $68,447,000 during the quarters ended March 31, 2008 and 2007, respectively. Net income available to common shareholders and net cash flow from operations before working capital changes during the first quarter of 2008 increased 31% and 18%, respectively, as compared to the first quarter of 2007. Net cash flow proved by operating activities during the first quarter of 2008 declined 47% from the first quarter of 2007. See the attached schedule for a reconciliation of net cash flow provided by operating activities to net cash flow provided by operating activities before working capital changes.
Oil and gas sales during the first quarter of 2008 increased 21% to $74,819,000 as compared to $61,884,000 in the first quarter of 2007. Production for the first quarter of 2008 was 7.9 Bcfe and was 3% higher than production for the comparable period of 2007. Approximately 38% of the Company’s first quarter 2008 production was from long-lived areas, as compared to approximately 23% during the first quarter of 2007. Stated on an Mcfe basis, unit prices received during the first quarter of 2008 were 18% higher than the comparable 2007 period.
Lease operating expenses for the first quarter of 2008 increased to $1.29 per Mcfe as compared to $0.90 per Mcfe in the first quarter of 2007. The increase is primarily due to $1.6 million of unscheduled major maintenance expenses incurred during the quarter. In addition, depreciation, depletion and amortization (“DD&A”) on oil and gas properties for the first quarter of 2008 was $3.68 per Mcfe as compared to $3.48 per Mcfe in the first quarter of 2007. The increase in DD&A is primarily due to increased costs to drill for, develop and acquire oil and gas reserves during 2007. However, DD&A decreased 2% from $3.76 per Mcfe in the fourth quarter of 2007 as a result of first quarter 2008 drilling success. General and administrative expenses during the first quarter of 2008 were $5,167,000 as compared to $5,180,000 in the first quarter of 2007.

The following table sets forth certain information with respect to the oil and gas operations of the Company for the three-month periods ended March 31, 2008 and 2007:

	Three Months Ended
	March 31,
	2008	2007
Production:
Oil (Bbls)	193,776	359,781
Gas (Mcf)	6,727,828	5,532,314
Total Production (Mcfe)	7,890,484	7,691,000

Sales:
Total oil sales	$18,229,840	$21,587,900
Total gas sales	56,589,465	40,295,694

Total oil and gas sales	74,819,305	61,883,594

Average sales prices:
Oil (per Bbl)	$94.08	$60.00
Gas (per Mcf)	8.41	7.28
Per Mcfe	9.48	8.05
The above sales and average sales prices include increases (reductions) related to gas hedges of $174,000 and $2,523,000 and oil hedges of ($816,000) and $210,000 for the three months ended March 31, 2008 and 2007, respectively.
The following initiates guidance for the second quarter of 2008:

Guidance for
Description	2nd Quarter 2008
Production volumes (MMcfe/d)	91-97

Percent gas	85%

Expenses:
Lease operating expenses (per Mcfe)	$1.10-$1.20
Production taxes (per Mcfe)	$0.40-$0.45
Depreciation, depletion and amortization (per Mcfe)	$3.60-$3.70
General and administrative (in millions)	$5-$6
Interest expense (in millions)	$2.5-$3.1

Effective tax rate (all deferred)	37%

The following updates guidance for the full year of 2008:

Guidance for
Description	Full Year 2008
Production volumes (MMcfe/d)	94-100

Percent gas	85%

Expenses:
Lease operating expenses (per Mcfe)	$1.10-$1.20
Production taxes (per Mcfe)	$0.40-$0.45
Depreciation, depletion and amortization (per Mcfe)	$3.65-$3.75
General and administrative (in millions)	$22-$23
Interest expense (in millions)	$10-$11

Effective tax rate (all deferred)	37%
Operations Update
As previously announced, the Company completed its thirteenth operated horizontal well in the Woodford Shale during the first quarter of 2008. With an initial production rate in excess of 6 MMcf per day, the well has averaged approximately 4.6 MMcf per day for seven weeks. The Company recently completed its twelfth and fourteenth horizontal Woodford wells with initial production rates of 4.6 MMcf per day and 6.3 MMcf per day, respectively. The Company currently has three operated rigs working, and is continuing to add acreage to its Woodford leasehold position that is currently in excess of 31,000 net acres.
Drilling continues in the Fayetteville Shale where the Company currently has six non-operated rigs working. The Company’s current net production in the Fayetteville Shale is approximately 3.3 MMcf per day, which is an increase of 10% from the exit rate of the first quarter of 2008. The Company expects to participate in 80-100 gross wells during 2008.
In East Texas, the Company recently completed its third well in the Palmer prospect, which logged approximately 50 feet of net pay in the lower Cotton Valley lime and is currently flowing at approximately 2.5 MMcfe per day. Additionally, the Company is drilling its second horizontal well in the Weekley prospect targeting oil in the Buda objective. The Company expects the well to reach its total depth in approximately two weeks.
In the Gulf Coast Basin, the Company initiated production from its Pelican Point prospect over the weekend and the well is expected to flow approximately 20 MMcfe per day. The Company has an approximate 22% net revenue interest in the well.
Hedging Update
During April 2008, the Company initiated a commodity hedging transaction in the form of a costless collar. The following sets forth the transaction details:

Instrument
Production Period	Type	Daily Volumes	Price
Natural Gas:
2009	Costless Collar	10,000 Mmbtu	$9.00-12.03
After executing the above transaction, the Company has approximately 3.7 Bcfe of hedges for 2009, in addition to the 11.4 Bcfe of hedges for the remainder of 2008.
Management Statement
“We are very excited to once again post Company record numbers in earnings and cash flow,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “With record production forecasted and higher commodity prices, we are increasing our drilling capital expenditure guidance to $230 million to $260 million, which will accelerate our transition into our long-lived basins.”
About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest trades on the New York Stock Exchange under the ticker PQ.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices, declines in the values of our properties resulting in ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.

PETROQUEST ENERGY, INC.
Consolidated Balance Sheets
(unaudited)
(Amounts in Thousands)

	March 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$12,062	$16,909
Revenue receivable	31,337	22,820
Joint interest billing receivable	21,449	22,936
Prepaid drilling costs	5,968	1,448
Other current assets	4,218	3,984

Total current assets	75,034	68,097

Property and equipment:
Oil and gas properties:
Oil and gas properties, full cost method	984,346	907,083
Unevaluated oil and gas properties	95,447	80,297
Accumulated depreciation, depletion and amortization	(463,477)	(432,530)

Oil and gas properties, net	616,316	554,850
Gas gathering assets	24,389	22,040
Accumulated depreciation and amortization of gas gathering assets	(7,520)	(6,640)

Total property and equipment	633,185	570,250

Other assets, net of accumulated depreciation and amortization of $11,650 and $11,238, respectively	6,423	6,000

Total assets	$714,642	$644,347

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable to vendors	$64,006	$78,273
Advances from co-owners	12,529	12,870
Oil and gas revenue payable	7,608	5,771
Accrued interest and preferred stock dividend	7,202	3,320
Asset retirement obligation	10,501	5,280
Hedge liability	17,748	691
Other accrued liabilities	5,097	5,635

Total current liabilities	124,691	111,840

Bank debt	45,000	—
10 3/8% senior notes	148,813	148,755
Asset retirement obligation	15,638	12,171
Deferred income taxes	72,124	69,160
Other liabilities	104	104

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; authorized 5,000 shares; issued and outstanding 1,495 shares	1	1
Common stock, $.001 par value; authorized 75,000 shares; issued and outstanding 48,590 and 48,414 shares, respectively	49	48
Paid-in capital	207,518	204,979
Accumulated other comprehensive loss	(11,181)	(435)
Retained earnings	111,885	97,724

Total stockholders’ equity	308,272	302,317

Total liabilities and stockholders’ equity	$714,642	$644,347

PETROQUEST ENERGY, INC.
Consolidated Statements of Income
(unaudited)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	2008	2007
Revenues:
Oil and gas sales	$74,819	$61,884
Gas gathering revenue and other income	1,947	2,124

	76,766	64,008

Expenses:
Lease operating expenses	10,197	6,937
Production taxes	2,891	2,130
Depreciation, depletion and amortization	30,098	27,613
Gas gathering costs	948	950
General and administrative	5,167	5,180
Accretion of asset retirement obligation	247	215
Interest expense	2,499	3,632

	52,047	46,657

Income from operations	24,719	17,351

Income tax expense	9,275	6,537

Net income	15,444	10,814

Preferred stock dividend	1,283	—

Net income available to common shareholders	$14,161	$10,814

Earnings per common share:
Basic	$0.29	$0.23

Diluted	$0.28	$0.22

Weighted average number of common shares:
Basic	48,479	47,788

Diluted	55,362	49,451

PETROQUEST ENERGY, INC.
Consolidated Statements of Cash Flows
(unaudited)
(Amounts in Thousands)

	Three Months Ended
	March 31,
	2008	2007
Cash flows from operating activities:
Net income	$15,444	$10,814
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax expense	9,275	6,537
Depreciation, depletion and amortization	30,098	27,613
Accretion of asset retirement obligation	247	215
Amortization of debt issuance costs	251	239
Amortization of bond discount	58	52
Share based compensation expense	2,332	2,771
Payments to settle asset retirement obligation	(746)	—
Changes in working capital accounts:
Revenue receivable	(8,517)	972
Joint interest billing receivable	1,487	3,351
Accounts payable and accrued liabilities	(7,720)	18,120
Advances from co-owners	(341)	(425)
Other assets and liabilities	(5,554)	(1,812)

Net cash provided by operating activities	36,314	68,447

Cash flows from investing activities:
Investment in oil and gas properties	(84,290)	(58,214)
Investment in gas gathering assets	(2,349)	(499)
Sale of oil and gas properties and other	1,890	(336)

Net cash used in investing activities	(84,749)	(59,049)

Cash flows from financing activities:
Net proceeds from share based compensation	208	—
Deferred financing costs	(35)	(14)
Payment of preferred stock dividend	(1,585)	—
Repayment of bank borrowings	(5,000)	(7,000)
Proceeds from bank borrowings	50,000	—

Net cash provided by (used in) financing activities	43,588	(7,014)

Net increase (decrease) in cash and cash equivalents	(4,847)	2,384

Cash and cash equivalents, beginning of period	16,909	4,795

Cash and cash equivalents, end of period	$12,062	$7,179

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$297	$918

Income taxes	$—	$—

PETROQUEST ENERGY, INC.
Non-GAAP Disclosure Reconciliation
(Amounts In Thousands)

	Three Months Ended
	March 31,
	2008	2007
Net cash flow provided by operating activities	$36,314	$68,447
Changes in working capital accounts	20,645	(20,206)

Net cash flow provided by operating activities before working capital changes	$56,959	$48,241

Note:	Management believes that net cash flow provided by operating activities before working capital changes is relevant and useful information, which is commonly used by analysts, investors and other interested parties in the oil and gas industry as a financial indicator of an oil and gas company’s ability to generate cash used to internally fund exploration and development activities and to service debt. Net cash flow provided by operating activities before working capital changes is not a measure of financial performance prepared in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to net cash flow provided by operating activities. In addition, since net cash flow provided by operating activities before working capital changes is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PETROQUEST ENERGY, INC.
Date: May 6, 2008	By:	/s/ Daniel G. Fournerat
Daniel G. Fournerat
Executive Vice President, General Counsel and Secretary